EXHIBIT 11



          Statement re Computation of Per Share Earnings
         (Amounts in thousands except per share amounts)



                                   Year ended December 31,
                                1991         1992        1993
                                ------------------------------

Primary

  Average shares outstanding              51,565     51,445      51,417
  Net effect of dilutive
     stock options based on
     the treasury stock
     method using the
     average market price                    475         --          --
                                         -------     -------     -------

  Total                                   52,040     51,445      51,417
                                        ========    ========    ========

Net Income (Loss)                       $564,150   $(60,727)   $(68,952)
                                        ========    ========    ========

Per Share Amounts                         $10.94     $(1.18)     $(1.34)
                                        ========    ========    ========